Exhibit 2

PLAN OF MERGER
AND AGREEMENT AND PLAN OF REORGANIZATION
OF
Westchester Group, Inc., a Nevada corporation
INTO
EPublishedbooks.com,
A Nevada Corporation, as the surviving corporation

PLAN OF MERGER AND AGREEMENT AND PLAN OF REORGANIZATION, dated as of the 21st day of May, 2004, by and between Westchester Group, Inc., hereinafter (“Westchester”), a Nevada corporation and EPublishedbooks.com (hereinafter “EPub”), a Nevada corporation, the corporations being hereinafter sometimes called the Constituent Corporations.

WHEREAS the majority of Shareholders and Boards of Directors of each of the Constituent Corporations deem it advisable and generally to the welfare of the Constituent Corporations that these corporations merge under the terms and conditions hereinafter set forth; and

WHEREAS the laws of the State of Nevada permit such a merger, and the Constituent Corporations desire to merge under and pursuant to the provisions of the laws of Nevada.

NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, it is agreed as follows:

1.                                       AGREEMENT TO MERGE; NAME OF SURVIVOR:  Westchester Group, Inc., a Nevada corporation (“Westchester”) is hereby merged into EPublishedbooks.com, a Nevada corporation (“EPub”); EPub shall be the Surviving Corporation, and the terms and conditions of such merger and the mode of carrying it into effect are and shall be as stated hereinafter.

The name of the corporation, which is sometimes hereinafter referred to as the surviving corporation, shall, from and after the effective date of the merger, be MOSAIC NUTRICEUTICALS CORP.; and EPub’s articles of incorporation shall be amended to approve such name change.  The separate existence of the former Westchester Group, Inc. (“Westchester”), the merging corporation shall cease at the effective time of the merger, except insofar as it may be continued by law in order to carry out the purposes of this Agreement of Merger and except as continued in the Surviving Corporation.

2.                                       ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION:

(a)                                  The Articles of Incorporation of EPub, as amended or restated, shall be the Articles of Incorporation of the Surviving Corporation.

(b)                                 The Bylaws of EPub as of the effective date of the merger shall be the Bylaws of the Surviving Corporation until altered or repealed as provided therein.

3.                                       BOARD OF DIRECTORS AND OFFICERS:  The members of the Board of Directors and the officers of the Surviving Corporation immediately after the effective time of the merger shall be those persons who were the members of the Board of Directors and the officers, respectively, of EPub immediately prior to the effective time of the merger together with two newly elected directors being Charles Townsend and John Castleberry of Westchester Group, Inc., and such persons shall serve in such offices as appointed by a meeting of the directors, respectively, for the terms provided by law or in the Bylaws, or until resignation or until their respective successors are elected and qualified.

4.                                       AUTHORITY TO CONDUCT BUSINESS:  The Surviving Corporation will file its application for authority to conduct business, and/or such articles and certificate of merger, or amendment of the articles as the case may be, with the Secretary of State of Nevada, immediately upon the signing of this merger agreement.

5.                                       CONVERSION AND ISSUANCE OF SHARES:

The manner of converting shares of the Constituent Corporations into shares of the surviving corporation shall be set forth in this paragraph as follows: Immediately upon the effective date of the merger, each one (1) outstanding share of $.001 par value common voting stock of Westchester, without any action on the part of the holder thereof, shall automatically become and be converted into common stock of the surviving corporation (EPub), at the rate of one (1) share of EPub’s $.001 par value common voting stock, provided that there shall be no fractional shares, nor shareholders holding less than one (1) share.  All shares thus converted shall be deemed for all corporate purposes (other than the payment of dividends) to evidence the ownership of the number of fully paid, non-assessable shares of $.001 par value common voting stock of the surviving corporation into which shares of Westchester common stock shall have been so converted.

As of the date of the merger, there are 32,062,500 common shares of Westchester’s $.001 par value stock issued and outstanding; there are 5,949,300 common $.001 par value shares of EPub issued and outstanding.  In addition, EPub shall issue a total of 11,000,000 shares of restricted stock to directors

Charles Townsend and John Castleberry as part of this merger and reorganization.  Immediately after the merger there shall be 49,011,800 shares of $.001 par value common stock of the Surviving Corporation issued and outstanding.  The Articles of Merger and Amendment to the Articles of Incorporation of EPUBLISHEDBOOKS.COM will restate the capital stock of EPUB from 20,000,000 shares of $.001 par value per share to 100,000,000 shares of $.001 par value per share as the authorized capital.

6.                                       RIGHTS OF SHAREHOLDERS:  After the effective time of the merger, any holder of a certificate or certificates which the represented shares of stock of Westchester may, but shall not be required to, surrender the same to the corporate secretary or the Transfer Agent of the surviving corporation, and shall thereupon be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of stock of the surviving corporation into which the shares of stock of Westchester, previously represented by such certificate or certificates, shall have been converted.

7.                                       EFFECTIVE DATE OF MERGER:  (a)  For all purposes of the laws of the State of Nevada, this Plan of Merger and Agreement of Reorganization provided for herein, shall be agreed to on May 21, 2004, and shall become effective and the separate existence of Westchester, except insofar as it may be continued by statute, shall cease as soon as:  This Agreement shall have been adopted, approved, signed, and acknowledged in accordance with the corporate laws of Nevada and certificates of its adoption and approval shall have been executed in accordance with such laws, and the Articles of Merger and Amendment to the Articles of Incorporation between the Constituent Corporations shall have been marked “filed” by the office of the Secretary of State of the State of Nevada.

(b)  The corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of the Constituent Corporations shall continue unaffected and unimpaired by the merger hereby provided for; and the corporate identities, existence, purposes, powers, objects, franchises, rights and immunities of EPub and Westchester shall be continued in and merged into EPub, and Westchester shall be fully vested therewith.

8.                                       AUTHORIZATION:  The parties hereto acknowledge and respectively represent that this Agreement is authorized by the laws of the respective jurisdiction of the Constituent Corporations and that the matter was approved by consent of the respective corporations at which a majority of the shareholders voted in accordance with NRS 78.320 to ratify and approve this Agreement.

9.                                       FURTHER ASSURANCES OF TITLE:  As and when requested by the surviving corporation or by its successors or assigns, the constituent corporations will execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as the surviving corporation may deem necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of any of the Constituent Corporations acquired by the surviving corporation by reason or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors of the Constituent Corporations, and the officers and directors of the surviving corporation are fully authorized in the name of the respective Constituent Corporations or otherwise to take any and all such action.

10.                                 SERVICE OF PROCESS ON SURVIVING CORPORATIONS:  The surviving corporation agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of any of its obligations as well as for the enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any dissenting shareholder pursuant to the provisions of the Nevada Corporate Statutes and hereby irrevocably appoints the Secretary of State of Nevada as its agent, to accept service of process in any suit or other proceeding.  Copies of such process shall also be mailed to the then currently serving Nevada Resident Agent for the corporation, until further notice.

11.                                 DISSENTING SHAREHOLDER’S RIGHT TO PAYMENT:  The surviving corporation agrees that, subject to the provisions of the Nevada Corporate Statutes, it will pay to the shareholders of the Constituent Corporations the amounts, if any, to which such dissenting shareholder may be entitled under the provisions of the above statutes of the laws of Nevada as the case may be.

12.                                 ABANDONMENT:  This Plan of Merger and Agreement of Reorganization may be abandoned (a) by any of the Constituent Corporations, acting by their Board of Directors, at any time prior to this adoption by the shareholders of either of the Constituent Corporations as provided by laws, or (b) by the mutual consent of the Constituent Corporations, acting each by its Board of Directors, at any time after such adoption by such shareholder and prior to the effective time of the merger.  In the event of abandonment of this Agreement pursuant to (a) above, notice thereof shall be given by the Board of Directors of the Constituent Corporation so terminating to the other Constituent Corporation, and thereupon, or abandonment pursuant to (b) above, this Agreement of Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the Constituent Corporations or of its Board of Directors of shareholders.

13.                                 WARRANTIES:  Each of the Constituent Corporations, by and through its officers and directors, warrant as follows:

(a)                                  The corporations are duly organized, validly existing and in good standing under the laws of their respective states; each has all requisite power and authority to own, lease and operate its business, and to enter into this Agreement and be bound thereby to the conditions, covenants and terms of performance.

(b)                                 The execution and delivery of this Agreement by the signatories hereto, and the consummation of the transaction contemplated hereby have been duly authorized by the respective board of directors and shareholders at special meetings called upon notice for such purposes, or by majority shareholder consent in lieu thereof.

(c)                                  This Agreement constitutes the valid and binding obligation of the respective parties hereto; the execution hereof will not violate any provision of the articles of incorporation or bylaws of the said corporations, nor any judgment, order, injunction or decree binding upon the parties, or their securities, property or business.

(d)                                 The issuance of any securities called for hereunder will be in compliance with state and federal laws.

(e)                                  The financial statements of the parties, as at the date hereof, fairly set forth the condition of the Constituent Corporations.

(f)                                    There are no material debts, liabilities or adverse claims, whether absolute, accrued, contingent, or otherwise, which are undisclosed as of this date (for this Agreement, “material” shall mean in excess of $10,000).

(g)                                 The parties have disclosed all material facts, required to be stated or disclosed necessary to make the statements made, whether herein or otherwise, not misleading.

(h)                                 All the representations and warranties made by the parties shall be true and correct as of this date and as of the date of closing herein.

(i)                                     Since a date not later than ninety (90) days prior to this date, there has not been any material adverse change in the business of the parties, other than in the ordinary course of business.

(j)                                     Since a date not later than ninety (90) days prior to this date, none of the parties has altered or amended its articles of incorporation or bylaws, except as may have been disclosed or required in order to consummate this agreement.

(k)                                  All due diligence material required in order to make full and fair disclosure (i.e., minutes, shareholder lists, files, books, records, etc.) has been delivered by the parties to each other, prior to the closing hereof.

14.                                 INDEMNIFICATION, HOLD HARMLESS:  The parties agree to indemnify and hold each other harmless against any costs, damages, expenses or liabilities arising out of any undisclosed liabilities (as defined above), or due to any untrue statement of any material fact contained herein, or arising out of or based upon the omission of any material fact required to be stated herein, necessary to make such statement not misleading.

15.                                 CONDITIONS:  As conditions to performance hereunder, the following shall apply:

(a)                                  The majority shareholders of Westchester represent that a majority of it’s holders have approved the actions as stated herein and have agreed to such exchange of shares of a like number of common $.001 par value shares in EPub.  Any assets of Westchester, shall be merged into EPub, as of this date.

(b)                                 The directors of the Constituent Corporations represent that (i) that this merger is in accordance with Nevada corporate law;  (ii)  that, so far as is known, the parties are in good standing or shall be in good standing at the filing of merger documents and all required corporate action to consummate this Agreement has been taken;  (iii)  that the issuance of the securities hereunder shall have been duly registered or otherwise exempted from registration.

(c)                                  A majority of the shareholders of the Constituent Corporations pursuant to NRS 78.320 shall have agreed to the adoption of the agreement of merger herein.

16.                                 FURTHER CONDITIONS:  (a)  All of the representations and warranties hereunder shall be true in all material respects as of the date hereof.

17.                                 MISCELLANEOUS PROVISIONS:  The following miscellaneous provisions, standard to contracts of this type, shall apply herein:

(a)                                  All representations and warranties hereunder shall, to the extent permitted by law, survive the execution and closing hereof.

(b)                                 Any notice hereunder shall be deemed delivered when mailed by first class mail to the last known address of the parties.

(c)                                  Except to the extent that the laws of Nevada mandate otherwise, this Agreement shall be construed in accordance with Nevada law of corporations and/or contracts.

(d)                                 This merger shall be a “pooling of interests” under the applicable provisions of section 368 of the Internal Revenue Code (1954), as amended.

(e)                                  Time is of the essence to this agreement.

(f)                                    Failure to attach any exhibits to this agreement shall not void this contract, it being understood that such exhibits may be obtained from the files and records of the other party.

(g)                                 This agreement may be executed in one or more counterparts, including electronic or facsimile telephonic transmissions, each of which shall be considered to be an original document.

(h)                                 All prior agreements between the parties, whether oral or written, are merged herein.

(i)                                     This agreement may not be modified or changed except by proper written amendment.

IN WITNESS WHEREOF, each of the Constituent Corporations, pursuant to authority duly granted by its shareholders and Boards of Directors, has caused this Agreement of Merger to be executed the day and date above set forth.  The respective directors and officers of the Constituent Corporation do hereby certify that the above Merger Agreement was adopted and ratified by a majority of the shareholders of the Constituent Corporation as set forth in the above Agreement and that said resolution has not been revoked or amended.

WESTCHESTER GROUP, INC.		EPUBLISHEDBOOKS.COM

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

Title:	Secretary	Title:	Sec.